UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 27, 2014

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02   Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On February 27, 2014, the board of directors of Ecolab Inc., a Delaware corporation (“Ecolab”), increased the size of the board of directors to 15 directors and approved the appointment of Suzanne M. Vautrinot as a member of the board of directors. Ms. Vautrinot will serve as a member of the Audit Committee and the Finance Committee of Ecolab’s board of directors.

During her 31-year career in the Air Force, Maj. Gen. Vautrinot served in various assignments, including cyber operations, plans and policies, strategic security, space operations and staff work.  From 2011 to 2013, she was commander, 24th Air Force, and commander, Air Forces Cyber, where she was responsible for a multi-billion dollar enterprise which, among other things, provided IT services and technology management and performed cyber defense operations.  Prior to that, Maj. Gen. Vautrinot was the director of Plans and Policy, U.S. Command and the special assistant to the vice chief of staff of the U.S. Air Force.  She is also a director of Symantec Corporation.

Following the effective date of her appointment as an Ecolab director, Ms. Vautrinot will be entitled to participate in Ecolab’s regular director compensation arrangements.  Information regarding Ecolab’s director compensation arrangements is included in the definitive proxy statement relating to Ecolab’s 2013 annual stockholders meeting filed with the SEC on March 15, 2013, and is incorporated herein by reference.  There are no arrangements or understandings between Ms. Vautrinot and any other person pursuant to which Ms. Vautrinot was appointed as a director, and there is no transaction between Ms. Vautrinot (and her immediate family) and Ecolab that requires disclosure in accordance with Item 404(a) of Regulation S-K.

A copy of the News Release issued by Ecolab in connection with this report under Item 5.02(d) is attached as Exhibit (99).

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

(99)                          Ecolab Inc. News Release dated February 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: February 27, 2014	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing
(99)	Ecolab Inc. News Release dated February 27, 2014.	Filed herewith electronically.